Exhibit 21.1

Registrant’s Subsidiaries	Jurisdiction of Formation

Brazos SA Services, Inc.	Texas

Fort Bend SA Services, Inc	Texas

Pasadena SA Services, Inc.	Texas

Richmond SA Services, Inc.	Texas

Sugar Land SA Services, Inc.	Texas

Woodbridge SA Services, Inc.	Texas

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